Exhibit 5

[ROPES & GRAY LLP Letterhead]

May 31, 2007

Genzyme Corporation

Genzyme Center

500 Kendall Street

Cambridge, Massachusetts  02142

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 960,291 shares of Genzyme common stock, $0.01 par value (the “Shares”), of Genzyme Corporation, a Massachusetts corporation (the “Company”).  The Shares are issuable under the Company’s 2007 Director Equity Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary.  The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP